UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 13, 2014

BIND THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36072	56-2596148
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

325 Vassar Street, Cambridge, Massachusetts 02139

(Address of principal executive offices) (Zip Code)

(617) 491-3400

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 13, 2014, Gregory Berk, M.D. and BIND Therapeutics, Inc. (the “Company”) entered into a consulting agreement effective January 15, 2014 (the “Consulting Agreement”) and an omnibus amendment to the stock option agreements between Dr. Berk and the Company (the “Option Amendment”).

Under the terms of the Consulting Agreement, Dr. Berk will provide one-half day per week of advice and consulting services relating to BIND-014 and clinical development for six months following the effective date of the agreement and the Company will pay Dr. Berk a $5,000 per month consulting fee. The six month consulting period may be extended by mutual agreement between Dr. Berk and the Company or terminated by either party due to the other’s non-performance.

Under the terms of the Option Amendment, the unvested portions of all options to purchase shares of the Company’s common stock held by Dr. Berk as of January 13, 2014 were cancelled and forfeited, provided that 900 unvested shares subject to an option granted to Dr. Berk by the Company on June 12, 2012 were retained and will be eligible to vest as to 150 of the shares per month during the six-month consulting period. The vested portion of Dr. Berk’s options will continue to be governed by the applicable stock option agreements and plan documents.

The foregoing description is qualified in its entirety by reference to the Consulting Agreement and the Option Amendment, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and each of which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits:

10.1	Consulting Agreement between BIND Therapeutics, Inc. and Gregory Berk, MD, effective January 15, 2014

10.2	Omnibus Amendment to Stock Option Agreements, by and between BIND Therapeutics, Inc. and Gregory Berk, MD, effective January 13, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIND THERAPEUTICS, INC.

Date: January 17, 2014	By:	/s/ Scott Minick
Scott Minick President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Consulting Agreement between BIND Therapeutics, Inc. and Gregory Berk, MD, effective January 15, 2014

10.2	Omnibus Amendment to Stock Option Agreements, by and between BIND Therapeutics, Inc. and Gregory Berk, MD, effective January 13, 2014